 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 3, 2013

Moody National REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-150612	26-1812865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2013, Moody National REIT I, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (“Purchase Agreement”) relating to the acquisition of a Hampton Inn hotel property located in Austin, Texas (the “Austin Hotel”), from unaffiliated third party sellers, for an aggregate purchase price of $15,410,000.00, excluding acquisition costs. The Company intends to finance the acquisition of the Austin Hotel with proceeds from its ongoing public offering and mortgage indebtedness secured by the Austin Hotel.

The 123-suite Austin Hotel was built in 1997 and extensively renovated in 2012. The Austin Hotel is located just six miles from Austin-Bergstrom International Airport and is just minutes from downtown. Austin is the 11th-largest city in the United States. In 2012, the Austin-Round Rock-San Marcos region grew faster than any other large U.S. metro area, according to the Census Bureau. In April 2013, Bloomberg.com rated the city of Austin as the country’s No. 1 boomtown. Austin is also home to the University of Texas, with over 50,000 students and more than 24,000 faculty and staff.

The acquisition of the Austin Hotel is subject to substantial conditions to closing, including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Austin Hotel; (2) the Company’s ability to obtain appropriate financing for the acquisition of the Austin Hotel; and (3) the absence of a material adverse change to the Austin Hotel prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Austin Hotel on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: September 9, 2013	By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	Chief Executive Officer and President